Exhibit 99.1

Contact:
Robert M. Snell, Vice President,
Chief Financial Officer
and Secretary
(713) 759-1770

Spinnaker Exploration Company Announces Outstanding Second Quarter Financial and

Operating Results

HOUSTON, Texas, August 1, 2005/PRNewswire–FirstCall/ — Spinnaker Exploration Company (NYSE: SKE) today announced second quarter financial and operating results. Outlined below are the highlights:

•	Second quarter earnings were $23.2 million, or $0.66 per diluted share. Earnings were primarily driven by higher production volumes and lower DD&A coupled with higher commodity prices. Second quarter 2005 adjusted earnings were $23.7 million, or $0.68 per share, excluding non-recurring items.

•	Record quarterly revenues and cash from operations were $92.0 million and $79.5 million, respectively. Revenues and cash from operations were driven by higher production volumes and commodity prices.

•	Production of 13.0 billion cubic feet equivalent (Bcfe) exceeded the Company’s guidance for the quarter. Production grew 10% from the first quarter’s 11.8 Bcfe. Spinnaker reiterated its existing 2005 production guidance.

•	The Company’s mid-year reserve report prepared by Ryder Scott reflected reserve additions of 91.4 Bcfe, which after production of 24.8 Bcfe in the first half of 2005 resulted in reserves of 373.3 Bcfe at June 30, 2005; up 22% from year-end 2004. For the first six months of the year, the Company replaced 369% of production, resulting in an 8% decline in per unit DD&A from the first quarter of 2005.

•	The Company has had three new discoveries since May 3, 2005, “Q” (Mississippi Canyon 961), “Batters Box” (Galveston Island 210) and “Fast Ball” (West Cameron 295), and had one dry hole. Year-to-date, the Company has drilled six successful wells in seven attempts in its 2005 Gulf of Mexico drilling program.

•	On July 21, 2005, the Company closed a $75.0 million sale and leaseback of its 25% undivided interest in the Front Runner Spar. The lease has a 12-year term and an effective interest rate of 6.4%.

•	The Company also announced that it was increasing its capital expenditure budget to $310 million from $280 million.

Second quarter 2005 earnings were $23.2 million, or $0.66 per diluted share, compared to second quarter 2004 earnings of $17.6 million, or $0.51 per diluted share. The Company had record second quarter revenues of $92.0 million, up 15% from $79.8 million in the second quarter of 2004 and 17% on a sequential basis. Record second quarter cash from operations, defined as cash from operating activities before changes in operating assets and liabilities, was $79.5 million, up 16% from $68.8 million in the second quarter of 2004 and 16% on a sequential basis. See the discussion below for further explanation and reconciliation of non-GAAP financial measures. The Company recognized an additional pre-tax impairment charge of $0.7 million ($0.5 million after-tax) for well costs incurred in the second quarter related to the previously announced unsuccessful Tari #1 well located in OPL Block 256 offshore Nigeria.

Total second quarter 2005 production of 13.0 Bcfe included approximately 7.0 Bcf of natural gas, 849,000 barrels of oil and 148,000 barrels of natural gas liquids. Spinnaker had record oil production in the second quarter of 2005, an increase of 46% from the second quarter of 2004 and 23% on a sequential basis. The increase in oil production was primarily due to the continued ramp-up in production at the Company’s deepwater project at Green Canyon 338/339/382 (“Front Runner”). The Company’s total net current producing capacity is approximately 143 million cubic feet of gas equivalent (“MMcfe”) per day.

Spinnaker’s average natural gas price, before the effects of hedging activities, increased approximately 11% to $7.00 per Mcf, and the average oil price, before the effects of hedging activities, increased approximately 34% to $48.92 per barrel in the second quarter of 2005 compared to the second quarter of 2004. The total average realized equivalent price, after the effects of hedging activities, increased 19% to $7.03 per Mcfe in the second quarter of 2005 compared to the second quarter of 2004.

Oil and Gas Reserves

The Company’s outside reserve engineers, Ryder Scott Company, L.P., estimated proved oil and gas reserves to be 373.3 Bcfe at June 30, 2005, up 22% from reserves of 306.7 Bcfe at December 31, 2004. As a result of the increase in reserves, per unit DD&A decreased to $3.24 per Mcfe from $3.51 per Mcfe in the prior quarter. The reserve total is comprised of 182.8 Bcf of natural gas, 28.6 million barrels of oil and 3.2 million barrels of natural gas liquids. Proved reserve additions in the first half of 2005 were 91.4 Bcfe. The present value of future net cash flows (before income taxes) discounted at 10% and using prices in effect on June 30 is estimated to be slightly more than $1.6 billion.

Exploration

Since May 3, 2005, Spinnaker has participated in three successful exploratory wells in four attempts. A summary of exploratory activity follows:

Well	Working Interest (WI)	Net Revenue Interest (NRI)	Operator
Mississippi Canyon 961 (“Q”)	50%	44%	Spinnaker
Galveston 210 #2 (“Batters Box”)	33%	28%	Spinnaker
West Cameron 295 #2 (“Fast Ball”)	21%	17%	Spinnaker

The West Cameron 295 #2 well reached total depth in July and thus is not reflected in the June 30 reserve estimates. Spinnaker has participated in 110 successful wells in 184 attempts since inception (60% gross/61% net).

Current Operations

The Company is currently involved in seven rig operations. Four are exploratory, one is development and two are completions. Five of the operations are located on the shelf and two are located in deep water. Six of the seven rig operations are Spinnaker-operated.

Various activities are ongoing in several field areas in which the Company owns interests. The following summary information updates the Company’s progress on many of these projects:

Deep Water

Front Runner/Front Runner South/Quatrain Field Development

(Green Canyon 338/339/382)

Current gross production from the first four completions at Front Runner is approximately 43,000 barrels of oil equivalent per day. The Front Runner #A-4 well is currently being completed.

Spinnaker owns a 25% WI and 22% NRI (or 25% NRI if eligible for royalty suspension) in the Front Runner project.

Spiderman Development (DeSoto Canyon 620/621)

The Spiderman development is progressing. Engineering and construction activities are ongoing in all phases of the development. The field will be developed via subsea tieback to Independence Hub, a floating production facility located in Mississippi Canyon 920. The Company anticipates first production during 2007. The third well commenced drilling in May but was temporarily abandoned due to loop currents. Drilling is expected to continue in September.

Spinnaker owns an 18% WI and 16% NRI (or 18% NRI if eligible for royalty suspension) in the Spiderman field.

San Jacinto Development (DeSoto Canyon 618/619)

The San Jacinto development is progressing on the same schedule as Spiderman. The field will be jointly developed with Spiderman via subsea tieback to the Independence Hub production facility. The two temporarily abandoned wells will be completed in the second quarter of 2006. First production will coincide with the Spiderman development in 2007. A third well could be drilled prior to installation of the floating production facility.

Spinnaker owns a 27% WI and 23% NRI (or 27% NRI if eligible for royalty suspension) in the San Jacinto field.

“Q” Discovery (Mississippi Canyon 961)

As previously announced, Spinnaker made and confirmed a significant gas discovery in its MC 961 #1 and MC 961 #1 sidetrack wells, respectively. The discovery will be developed via subsea tieback to the Independence Hub. Development plans are underway.

Spinnaker owns a 50% WI and 44% NRI (or 50% NRI if eligible for royalty suspension) in the Q Field.

Seventeen Hands Development (Mississippi Canyon 299)

The Seventeen Hands well has been completed and the subsea tree installed. The flowline and umbilical will be installed and production is expected to commence in the fourth quarter of 2005.

Spinnaker owns a 25% WI and 22% NRI in the Seventeen Hands project.

Thunder Hawk (Mississippi Canyon 734)

The MC 734 #2 well was suspended in June due to the persistent occurrence of loop currents at the well site. Prior to suspension, the well had encountered in excess of 500 feet true vertical thickness of oil pay in two high quality Miocene sands. The well was drilled to a total depth of 23,765 feet at the time that operations were suspended. The well will be re-entered in the fourth quarter of this year to test the deep section of the Thunder Hawk field. Spinnaker and its partners are continuing to investigate several development options for the field.

Spinnaker owns a 25% WI and 22% NRI (or 25% NRI if eligible for royalty suspension) in the Thunder Hawk discovery.

Shelf

High Island 47

The HI 47 #A-1 well commenced production in mid-May and is currently producing 12.5 MMcf/D.

Spinnaker owns a 67% WI and 56% NRI in the field.

High Island 163

A caisson deck is currently being installed at the High Island 163 #2 location. A flowline will be laid to a nearby host facility. First production is anticipated in the fourth quarter of 2005.

Spinnaker owns a 70% WI and 58% NRI in the field.

Bases Loaded Field (Galveston 210)

The GA 210 #1 well commenced production in early June. The well is currently producing at a rate of 17 MMcfe/D. The GA 210 #2 prospect was successfully drilled and completed in a fault block adjacent to the productive GA 210 #1 well. The GA 210 #2 well penetrated 97 feet of high quality pay with porosity averaging greater than 30% in a Lower Marg A Sand. Final hook-up has commenced on the well. Downstream restrictions will necessitate an alternate flow route for the #2 well. A second flowline will be laid to a separate downstream market. First production for the #2 well is anticipated in the fourth quarter of this year.

Spinnaker operates the GA 210 #1 well with a 67% WI and 56 % NRI and the GA 210 #2 well with a 33% WI and 28% NRI.

Fast Ball Field (West Cameron 295)

A potentially sizeable shelf discovery has been made in West Cameron 295. The WC 295 #2 well found 150 feet of net pay in a lower Miocene sand. Completion operations have begun. Upon completion, a single-well caisson will be over-driven. The well will be tied back to a nearby host facility. First production is expected to commence in the fourth quarter of this year.

Spinnaker operates the well with 21% WI and 17% NRI (or 20% NRI if eligible for royalty suspension).

Alex Deep (Brazos A-19)

The Brazos A-19 well was shut-in in late June by the operator due to gas quality issues. It is anticipated that the well will remain shut-in until the first half of 2006 while treatment facilities are being designed and constructed. The A-19 well has produced approximately 104 Bcfe to date and was producing at the rate of 60 MMcfgd when the shut-in occurred. Additional plans for drilling are being considered by the operator. The shut-in of this field has been factored into guidance for the remainder of 2005.

Spinnaker owns a 15% WI in the well and block.

Guidance

The following table reflects the Company’s current guidance for the third quarter and full-year 2005. The guidance for the third quarter considers in excess of 0.5 Bcfe for storm-related shut-ins and another 0.5 Bcfe for the shut-in at Brazos A-19. For the year, production is expected to be negatively impacted approximately 2 Bcfe because of these issues and storm-related delays in bringing new production on-line.

	Actual Q2 2005	Guidance Q3 2005	Guidance Year 2005
Income Statement Parameters:
Avg Daily Production (MMcfe/day)	143	139	137-151
% Gas and Natural Gas Liquids	61%	56%	60%

Avg Daily Hedged Gas Volumes (Bbtus/day) – Swaps	10.0	10.0	10.8
Avg Price – Swaps	$6.40	$6.40	$7.03

Avg Daily Hedged Gas Volumes (Bbtus/day) – Collars	—	—	—
Avg Ceiling Price - Collars	—	—	—
Avg Floor Price - Collars	—	—	—

Avg Daily Hedged Oil Volumes (MBbls/day) – Swaps	1.0	1.0	1.0
Avg Price – Swaps	$40.78	$39.69	$40.34

Avg Daily Hedged Oil Volumes (MBbls/day) – Collars	3.0	3.0	3.0
Avg Ceiling Price - Collars	$44.73	$44.73	$44.73
Avg Floor Price - Collars	$38.67	$38.67	$38.67

General and Administrative (in millions)	$4.3	$4.3	$17.1
Interest Expense (in millions)	$1.5	$2.0	$7.0
Accretion Expense (in millions)	$0.9	$1.0	$3.6
Avg Cash Income Tax Rate	0%	0%	1%
Avg Accrual Income Tax Rate	35.3%	35.3%	35.3%

Weighted Average Shares Outstanding – Diluted (in millions)	35.0	35.5	35.5

Avg LOE, Workover & Severance Taxes / Mcfe	$0.58	$0.60	$0.59
Avg DD&A / Mcfe	$3.24	$3.35	$3.37

Spending Parameters:
Shelf Wells Drilled:
Gross Wells	2	3	14
Net Wells	0.7	1.4	6.1

Deepwater Wells Drilled:
Gross Wells	2	1	7
Net Wells	0.6	0.8	2.2

Total Wells Drilled:
Gross Wells	4	4	21
Net Wells	1.3	2.2	8.35

Capital Expenditures (in millions):	$84	$68	$310
Leasehold Acquisition	$22	$4	$45
Exploration	$38	$49	$190
Development	$24	$15	$75

Guidance for the differential on gas pricing is $0.40 per Mcfe for the third quarter of 2005, which relates to basis differentials and gas processing. The differential on oil pricing is $4.25 per barrel for the third quarter of 2005, which relates to basis differentials and quality adjustments.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico and West Africa. For further information about the Company, please visit: www.spinnakerexploration.com.

The Company’s second quarter 2005 earnings conference call will be broadcast live via the Internet on Tuesday, August 2 at 10:00 a.m. Central Time to discuss these results.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in oil and gas prices, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SPINNAKER EXPLORATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES	$91,970	$79,824	$170,293	$139,615
EXPENSES:
Lease operating expenses	7,496	6,530	14,143	11,243
Depreciation, depletion and amortization – oil and gas properties	42,194	40,403	83,631	69,404
Depreciation and amortization – other	316	350	584	696
Impairment of international oil and gas properties	735	—	8,478	—
Accretion expense	929	538	1,611	1,254
Gain on settlement of asset retirement obligations	(13)	—	(128)	(126)
General and administrative	4,272	4,227	8,354	7,725

Total expenses	55,929	52,048	116,673	90,196

INCOME FROM OPERATIONS	36,041	27,776	53,620	49,419

OTHER INCOME (EXPENSE):
Interest income	100	36	197	68
Interest expense, net	(277)	(304)	(548)	(515)

Total other income (expense)	(177)	(268)	(351)	(447)

INCOME BEFORE INCOME TAXES	35,864	27,508	53,269	48,972
Income tax expense	12,660	9,903	18,804	17,630

NET INCOME	$23,204	$17,605	$34,465	$31,342

NET INCOME PER COMMON SHARE:
Basic	$0.68	$0.52	$1.01	$0.93

Diluted	$0.66	$0.51	$0.99	$0.90

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	34,036	33,719	33,989	33,633

Diluted	34,954	34,779	34,935	34,708

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of June 30, 2005	As of December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$7,798	$21,830
Accounts receivable	62,289	48,785
Hedging assets	—	2,829
Deferred tax assets	41,953	—
Other	7,752	3,467

Total current assets	119,792	76,911

Property and equipment	1,778,277	1,602,752
Less – Accumulated depreciation, depletion, and amortization	(634,308)	(541,615)

Total property and equipment	1,143,969	1,061,137

Other assets	1,148	12,883

Total assets	$1,264,909	$1,150,931

Liabilities and Equity
Current liabilities:
Accounts payable	$30,479	$34,692
Accrued liabilities and other	62,202	47,264
Hedging liabilities	11,848	1,628
Asset retirement obligations, current portion	10,471	6,841

Total current liabilities	115,004	90,425

Long-term debt	105,000	105,000
Asset retirement obligations	37,460	33,644
Deferred income taxes	163,402	107,776

Equity	844,043	814,086

Total liabilities and equity	$1,264,909	$1,150,931

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$34,465	$31,342
Effects of non-cash operating activities	114,018	89,273
Change in operating assets and liabilities	(18,693)	(18,138)

Net cash provided by operating activities	129,790	102,477

Cash flows from investing activities:
Oil and gas properties	(145,266)	(150,974)
Purchases of other property and equipment	(478)	(123)

Net cash used in investing activities	(145,744)	(151,097)

Cash flows from financing activities:
Proceeds from borrowings	13,500	43,000
Payments on borrowings	(13,500)	—
Debt issue costs	—	(101)
Proceeds from exercise of stock options	1,922	6,433

Net cash provided by financing activities	1,922	49,332

Net increase (decrease) in cash and cash equivalents	(14,032)	712
Cash and cash equivalents, beginning of year	21,830	15,315

Cash and cash equivalents, end of period	$7,798	$16,027

SPINNAKER EXPLORATION COMPANY

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2005	2004	2005	2004	2005
Production:
Natural gas (MMcf)	7,041	9,463	13,743	17,279	6,702
Oil and condensate (MBbls)	849	582	1,542	914	693
Natural gas liquids (MBbls)	148	109	307	190	159
Total (MMcfe)	13,023	13,611	24,834	23,906	11,811

Average daily production:
Natural gas (MMcf)	77	104	76	95	75
Oil and condensate (MBbls)	9.3	6.4	8.5	5.0	7.7
Natural gas liquids (MBbls)	1.6	1.2	1.7	1.1	1.8
Total (MMcfe)	143	150	137	132	131

Revenues:
Natural gas	$49,283	$59,737	$91,900	$103,935	$42,617
Oil and condensate	41,523	21,311	73,914	32,858	32,391
Natural gas liquids	4,487	2,420	8,769	4,444	4,282
Net hedging income (loss)	(3,719)	(3,285)	(3,126)	(1,546)	593
Other	396	(359)	(1,164)	(76)	(1,560)

Total	$91,970	$79,824	$170,293	$139,615	$78,323

Natural gas revenues from production (per Mcf)	$7.00	$6.31	$6.69	$6.02	$6.36
Effects of hedging activities (per Mcf)	(0.04)	(0.34)	0.17	(0.09)	0.40

Average realized price (per Mcf)	$6.96	$5.97	$6.86	$5.93	$6.76

Oil and condensate revenues from production (per Bbl)	$48.92	$36.61	$47.95	$35.95	$46.76
Effects of hedging activities (per Bbl)	(4.03)	—	(3.58)	—	(3.03)

Average realized price (per Bbl)	$44.89	$36.61	$44.37	$35.95	$43.73

Natural gas liquids from production (per Bbl)	$30.24	$22.26	$28.56	$23.52	$26.88
Effects of hedging activities (per Bbl)	—	—	—	—	—

Average realized price (per Bbl)	$30.24	$22.26	$28.56	$23.52	$26.88

Total revenues from production (per Mcfe)	$7.32	$6.13	$7.03	$5.91	$6.71
Effects of hedging activities (per Mcfe)	(0.29)	(0.24)	(0.13)	(0.07)	0.05

Total average realized price (per Mcfe)	$7.03	$5.89	$6.90	$5.84	$6.76

Expenses (per Mcfe):
Lease operating expenses	$0.58	$0.48	$0.57	$0.47	$0.56
Depreciation, depletion and amortization – natural gas and oil properties	$3.24	$2.97	$3.37	$2.90	$3.51

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted Earnings, which is a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. In this release, the Company is disclosing adjusted earnings as a useful adjunct to GAAP net income to evaluate the Company’s operational ends and performance relative to other oil and gas producing companies.

Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings (in thousands, except per share amounts):

	Three Months Ended June 30,
	2005	2004
	(Unaudited)

Net income	$23,204	$17,605
Adjustment, net of tax: Impairment of international oil and gas properties	476	—

Adjusted earnings	23,680	17,605

Adjusted earnings per share – diluted	$0.68	$0.51

Cash from Operations

Cash from operations is a non-GAAP financial measure and is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by GAAP. Management believes cash from operations is a better liquidity indicator for oil and gas producers because the adjustments made to net cash provided by operating activities for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control and results in attributing cash flow to operations of the period that provided the cash flow.

Management uses cash from operations not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies. The following reconciles net cash provided by operating activities, the GAAP cash flow measure, to cash from operations (in thousands):

	Three Months Ended June 30,
	2005	2004
	(Unaudited)

Net cash provided by operating activities	$67,295	$55,010

Changes in operating assets and liabilities	12,161	13,801

Cash from operations	$79,456	$68,811